Exhibit 4


                              NORWOOD VENTURE CORP.


May 13, 2004

Mr. Christopher Coccio, CEO
Sono-Tek Corporation
2012 Route 9W, Building 3
Milton, NY 12547


Subject: Note and Warrant Purchase Agreement dated September 29, 1999 (the "Agreement"), as amended and the 12% Note dated September 30, 1999 (the "Note"), as amended.

Dear Chris,

The Agreement and the Note are hereby amended as follows (capitalized terms having the same meaning as in the Agreement).

a. Section 1.1 of the Agreement is modified such that the prepayment of the Note shall be in 20 monthly payments on $42,000, beginning on November 30, 2005 and ending on June 30, 2007.

b. Section 2.1 of the Agreement is modified such that the Put Period shall commence on the delivery date of the Company's February 28, 2008 audited financial statements. (Note: The Warrants will continue to expire on the sixth anniversary of the date on which the Note is paid in full, but in no event earlier than the Put Date.)

c. Section 2.2 of the Agreement is modified such that Section 2.1 shall terminate at such time as the Company's common stock has, for a period of 180 consecutive days, traded on the OTC Bulletin Board (or another exchange of equal or greater strength that is reasonably acceptable to NVC) at or above $1.50 per share with an average daily volume of at least 50,000 shares.

All other terms and conditions of the Agreement, Note, and other Closing Documents (all as amended) remain in full force and effect.

If this letter correctly states our agreement, please sign in the space provided below.

    65 Norwood Avenue Montclair, New Jersey 07043 973-783-1117 nvc@norven.com

        A Federal Licensee under the Small Business Investment Act of 195


                                                Very truly yours,


                                                Norwood Venture Corp.


                                                By: /s/ Mark R. Littell
                                                    --------------------
                                                    Mark R. Littell, President

Agreed:
Sono-Tek Corporation
By: /s/ Christopher L. Coccio
    --------------------------
    Christopher Coccio, CEO

Date: May 19, 2004


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